General Steel Reports Full-Year 2010 and Fourth Quarter Results

Fourth Quarter Gross Margin Improves 600 Basis Points Year-over-Year to 9.0%
Full-Year Revenue Increases 13% over 2009 to $1.9 Billion with Continued Bottom Line Improvement

BEIJING -- March 16, 2011 -- General Steel Holdings, Inc. ("General Steel" or "the Company") (NYSE: GSI), one of China's leading non-state-owned producers of steel products and aggregators of domestic steel companies, today announced its financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights

•	Revenue increased 6% year-over-year to $478.6 million in the fourth quarter of 2010, from $452.0 million in the fourth quarter of 2009.

•	Fourth quarter 2010 production totaled 1.0 million metric tons, compared with 1.1 million metric tons in the fourth quarter of 2009.

•	Gross profit increased by 223% year-over-year to $43.2 million, or 9.0% of revenue, up from $13.4 million, or 3.0% of revenue in the fourth quarter of 2009.

•	Operating income for the quarter was $25.7 million, compared with $1.5 million operation income in the fourth quarter of 2009.

•
Net income attributable to the Company was $2.2 million, or $0.04 per diluted share based on 54.7 million weighted average shares outstanding, compared with a net loss of $11.1 million, or ($0.26) per diluted share based on 41.9 million weighted average shares outstanding in the fourth quarter of 2009.

•	As of December 31, 2010, the Company had cash and restricted cash of $263.1 million and total stockholders’ equity of $99.0 million.

Full-Year 2010 Financial Highlights

•	Revenue increased by 13% year-over-year to $1.9 billion, up from $1.7 billion in 2009.

•	Production volume for the year totaled 4.0 million metric tons, compared with 3.8 metric tons in 2009.

•
Gross profit for the year was $71.9 million, or 3.8% of revenue, compared with $88.6 million, or 5.3% of revenue in 2009. Gross margins were impacted by interruption of production for which General Steel received compensation.

•	Operating income totaled $19.0 million, compared with $47.5 million in 2009.

•
Net loss attributable to the Company was $7.7 million, or ($0.14) per diluted share, based on 53.1 million weighted average shares outstanding, compared with a net loss of $25.2 million, or $(0.60) per diluted share, based on 41.9 million weighted average shares outstanding in 2009.

General Steel Holdings, Inc.

2010 and Recent Business Highlights

•
Began testing on two newly constructed 1,280 cubic meter blast furnaces, two 120 metric ton converters and one 400 square meter sintering machine built by Shaanxi Iron and Steel Group (“Shaanxi Steel Group”) at Longmen Joint Venture. Based on designed efficiency levels, this new equipment increases GSI’s annual crude steel production capacity by 3 million metric tons to 7 million metric tons.

•
At the end of 2010, we received reimbursement from Shaanxi Steel Group of approximately $25.0 million (RMB169 million) and compensation of approximately $27.1 million (RMB180 million) for the loss of production volume and production efficiency at Longmen Joint Venture during the construction of the blast furnaces by Shaanxi Steel Group.

•	Appointed PricewaterhouseCoopers Zhong Tian CPAs Limited as the Company’s independent registered public accounting firm, with services to commence in the second quarter of fiscal 2011.

•	In December 2010, the Company initiated a one million share repurchase program. As of January 31, 2011, the Company had purchased 713,660 shares under the program.

•
Formed Tianwu General Steel Material Trading Co., Ltd. through a joint venture with Tianjin Materials and Equipment Group Corporation. The joint venture, a raw materials trading company, is expected to provide as much as 50% of GSI’s annual demand of iron ore.

•	In the third quarter of 2010, completed the conversion of all convertible promissory notes issued on December 13, 2007 to common stock.

“2010 was a year of progress and positioning for General Steel, as we grew revenue in a challenging environment. We commenced several initiatives aimed at expanding our production capacity to capture what we believe will be a considerable increase in demand in 2011,” said General Steel Chairman and Chief Executive Officer Mr. Henry Yu. “We made considerable improvements to our bottom-line during the year and we expect to continue to demonstrate financial gains based on our newly expanded capacity, which was not reflected in our fourth quarter results. Now that this construction is complete, along with our upgrades to existing production equipment and improved raw materials procurement, we expect to increase production levels and attain profitability. In addition, our improved raw materials sourcing is designed to insulate us from pricing volatility, providing greater stability and visibility, supporting our overall goal of margin improvement, and creating a platform to support sustainable profitability.”

Mr. Yu added, “The steel market in China is poised for continued strong growth, driven by ongoing investment in infrastructure, housing and transportation, with China’s Western region presenting a virtual great opportunity for construction and development. In addition to the favorable market climate, we believe that government initiatives targeting improvement in the efficiency, profitability and environmental responsibility of China’s steel industry will be highly conducive to General Steel’s further expansion. In line with these initiatives, we are highly focused on driving growth by optimizing our current facilities’ capabilities, creating additional efficiencies and through our capacity expansion. In addition to organic growth, our proven, effective approach to M&A which aligns the interests of the Central and Provincial governments, as well as local companies, positions GSI to be a leader in the ongoing consolidation of our industry. We believe we are well positioned in the market, with the right strategy and the resources necessary to continue building our business, expanding our margins, improving our bottom line and increasing shareholder value.”

General Steel Holdings, Inc.

Fourth Quarter 2010 Financial Results

Revenues for the fourth quarter of 2010 increased 6% year-over-year to $478.6 million, compared with $452.0 million in the fourth quarter of 2009. The increase is primarily attributable to a 23% rise in the average selling price of rebar from RMB3,048 (approximately US $451) in the fourth quarter of 2009 to RMB3,753 (approximately US $555) in the fourth quarter of 2010. Total volume production in the fourth quarter of 2010 was 969,000 metric tons, compared with 1.1 million in 2009.

Cost of sales for the quarter was $435.4 million, compared with $438.6 million in the fourth quarter of 2009. The year-over-year decline in cost of sales was primarily related to compensation of RMB180 million from Shaanxi Steel Group for the decreased production volume as a result of the aforementioned equipment construction.

Gross Profit for the quarter increased 223% to $43.2 million, or 9.0% of sales, compared with $13.4 million, or 3.0% of sales in the fourth quarter of 2009. The increase in gross profit and gross margin for the quarter was attributable to the increased revenue and reduced cost of sales related to the aforementioned RMB180 million compensations from Shaanxi steel Group.

Selling, general and administrative expenses for the fourth quarter of 2010 increased 48.2% to $17.6 million, compared to $11.9 million in the fourth quarter of 2009. Selling, general and administrative expenses were 3.7% and 2.6% of total revenues in the fourth quarter of 2010 and 2009, respectively. The increase in selling, general and administrative expenses is primarily driven by the ascending transportation and agent charges at Longmen Joint Venture due to the increase of shipping volume and long distance sales deliveries to markets in Henan, Hubei and Chongqing.  .

Income from operations for the fourth quarter of 2010 totaled $25.7 million, compared with $1.5 million in the fourth quarter of 2009. The increase is due to the compensation from Shaanxi Steel Group for the loss of production volume and production efficiency at Longmen Joint Venture during the construction of blast furnaces by Shaanxi Steel Group.

 Finance and interest expense for the fourth quarter of 2010 was $13.7 million, compared with $9.4 million in the fourth quarter of 2009. The increase in interest expense was related to additional borrowing by the Company to stockpile raw material inventory in order to utilize the expected capacity increase of 3 million metric tons in 2011 as a result of the new manufacturing equipment installed at the Longmen Joint Venture.

Net income attributable to General Steel for the fourth quarter of 2010 was $2.2 million, or $0.04 per diluted share, based on 54.7 million weighted average shares outstanding. This compares to a net loss of $11.1 million, or $0.26 per diluted share, based on 41.9 million weighted average shares outstanding in the fourth quarter of 2009.

General Steel Holdings, Inc.

Full Year 2010 Financial Results

Revenues for the 12 months ended December 31, 2010 increased 14%, to $1.9 billion, from $1.7 billion in 2009. The increase in revenue was primarily attributable to a combination of increased sales volume and average selling prices. Total production volume in 2010 was 4.0 million metric tons, an increase of 3.2% over 3.8 million metric tons in 2009. Average selling price of rebar in 2010 increased by 21.3% to RMB3,546 (approximately US $524.6), compared with RMB3,083 (approximately US $456.0) in 2009.

Cost of sales for the year increased to $1.8 billion, compared with $1.6 billion in 2009. The increase of output and the rise of iron ore and coke purchase price are the primary elements that led to the increase of cost of sales in 2010.

Gross Profit for the year was $71.9 million, or 3.8% of revenue, compared with $88.6 million, or 5.3% of revenue in 2009. The decline in gross profit and gross margin was primarily related to increased cost of sales, as a result of a year-over-year increase in the price of raw materials, partially offset by increases in the average selling prices of the Company’s products.

Selling, general and administrative expenses totaled $52.9 million, compared with $41.1 million in 2009. Selling, general and administrative expenses were 2.8% and 2.5% of total revenues in 2010 and 2009, respectively. The year-over-year increase in SG&A was mainly driven by the ascending transportation and agent charges at Longmen Joint Venture due to the increase of shipping volume and long distance sales deliveries to markets in Henan, Hubei and Chongqing.

Income from operations for 2010 totaled $19.0 million, compared with $47.5 million in 2009. Operating margin, as a percentage of revenue, was 1.0%, compared with 2.8% in 2009. The decline in operating income for the year was primarily attributable to increases in the cost of revenue and selling, general and administrative expenses in 2010.

Finance and interest expense for 2010 was $51.3 million, compared to $27.8 million in 2009. The increase in interest expense was related to additional borrowing by the Company to stockpile raw material inventory in order to utilize the additional capacity expected to come on line as a result of the new manufacturing equipment installed at Longmen Joint Venture.

For the 12 months ended December 31, 2010, net loss attributable to General Steel was $7.7 million, or $(0.14) per diluted share, based on 53.1 million weighted average shares outstanding. This compares to a net loss of $25.2 million, or $0.60 per diluted share, based on 41.9 million weighted average shares outstanding in 2009.

Balance Sheet
As of December 31, 2010, General Steel had cash and restricted cash of $263.1 million, compared to $274.2 million as of December 31, 2009. Accounts receivable, net of allowance was $17.6 million as of December 31, 2010, compared to $8.5 million as of December 31, 2009.
The Company had an inventory balance of $475. 9 million as of December 31, 2010 compared to $208.1 million as of December 31, 2009.  The increase in inventories during 2010 was primarily related to increased raw materials purchase in anticipation of a potential significant increase in price increase during the first half of 2011, as well as preparation for the increased capacity at the Longmen Joint Venture.

As of December 31, 2010, the Company had total liabilities of $1.6 billion. This included $480.2 million in short-term notes payable related to bank lines of credit and $489.4 million in short-term loans.

General Steel Holdings, Inc.

Conference Call and Webcast:
General Steel management will hold an earnings conference call at 8:00 a.m. U.S. Eastern Time on March 16, 2011 (8:00 p.m. Beijing/Hong Kong Time) to discuss the quarterly and annual results and answer investors’ questions.
Interested investors may access the call by dialing 1-800-860-2442 toll free in the U.S. or 1-412-858-4600 from outside the U.S.
Additionally, a live and archived webcast of this call will be available on the Investor Relations section of General Steel's website at www.gshi-steel.com, or http://www.mzcan.com/us/GSI/irwebsite/index.php?mod=event.

About General Steel Holdings, Inc.
General Steel Holdings, Inc., (NYSE: GSI), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 7 million metric tons of crude steel production capacity, its companies serve various industries and produce a variety of steel products including rebar, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit www.gshi-steel.com.

To be added to General Steel’s email list to receive Company news, please send your request to generalsteel@tpg-ir.com.

Forward-Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether the Company is able to manage its planned growth efficiently and operate profitable operations, including whether its management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether the Company is able to generate sufficient revenues or obtain financing to sustain and grow its operations; (d) whether the Company is able to successfully fulfill our primary requirements for cash; and (e) other risks, including those disclosed in the Company's Form 10-K, filed with the SEC.  Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

General Steel Holdings, Inc.

Contact Us

In China:
Jenny Wang
General Steel Holdings, Inc.
Tel: +86-10-5879-7346
Email: jenny.wang@gshi-steel.com

or

Wendy Sun
The Piacente Group, Inc.
Investor Relations
Tel: +86 10-6590-7991
Email: generalsteel@tpg-ir.com

In the US:
Brandi Floberg or Lee Roth
The Piacente Group, Inc.
Investor Relations .
Tel: (212) 481-2050
Email: generalsteel@tpg-ir.com

General Steel Holdings, Inc.

GENERAL STEEL HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009
(In thousands, except per share data)

ASSETS
	2010	2009

CURRENT ASSETS:
Cash	$65,271	$82,118
Restricted cash	197,797	192,041
Notes receivable	49,147	29,185
Restricted notes receivable	240,298	-
Accounts receivable, net	17,591	8,525
Other receivables, net	11,150	7,729
Other receivables - related parties	17,428	32,670
Inventories	475,879	208,087
Advances on inventory purchase	24,577	28,407
Advances on inventory purchase - related parties	6,187	2,995
Prepaid expense	5,018	692
Prepaid value added tax	37,323	19,488
Deferred tax assets	6,925	3,341
TOTAL CURRENT ASSETS	1,154,591	615,278

PLANT AND EQUIPMENT, net	602,612	555,111

OTHER ASSETS:
Advances on equipment purchase	14,898	8,419
Investment in unconsolidated subsidiaries	17,456	20,022
Prepaid expense - non current	-	-
Prepaid expense related party - non current	-	-
Long-term deferred expense	1,439	2,069
Intangible assets, net of accumulated amortization	23,672	23,733
Note issuance cost	-	406
Plant and equipment to be disposed	-	3,026
TOTAL OTHER ASSETS	57,465	57,675

TOTAL ASSETS	$1,814,668	$1,228,064

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short term notes payable	$480,152	$254,608
Accounts payable	241,367	158,126
Accounts payable - related parties	77,285	48,151
Short term loans - bank	285,198	148,968
Short term loans - others	89,765	110,358
Short term loans - related parties	114,468	11,751
Other payables and accrued liabilities	30,093	30,602
Other payable - related parties	18,214	5,760
Customer deposit	187,495	208,765
Customer deposit - related parties	60,760	3,791
Deposit due to sales representatives	52,079	49,544
Taxes payable	2,316	6,921
TOTAL CURRENT LIABILITIES	1,639,192	1,037,345

CONVERTIBLE NOTES PAYABLE, net of debt discount of $0 and $2,250
as of December 31, 2010 and 2009, respectively	-	1,050

DERIVATIVE LIABILITIES	5,573	23,340

TOTAL LIABILITIES	1,644,765	1,061,735

COMMITMENT AND CONTINGENCIES

EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 3,092,899 shares
issued and outstanding as of December 31, 2010 and 2009	3	3
Common Stock, $0.001 par value, 200,000,000 shares authorized, 54,678,083 and 51,618,595 issued, 54,522,973 and 51,618,595 outstanding as of
December 31, 2010 and 2009, respectively	55	52
Treasury stock, $0.001 par value, 316,760 shares as of December 31, 2010	(871)	-
Paid-in-capital	104,971	95,589
Statutory reserves	6,202	6,162
Accumulated deficits	(24,086)	(16,411)
Accumulated other comprehensive income	12,712	8,336
TOTAL SHAREHOLDER'S EQUITY	98,986	93,731

NONCONTROLLING INTERESTS	70,917	72,598

TOTAL EQUITY	169,903	166,329

TOTAL LIABILITIES AND EQUITY	$1,814,668	$1,228,064

General Steel Holdings, Inc.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATION AND OTHER COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share data)

	For the years ended			For the three months ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2010	2009
SALES	$1,396,183	$1,202,708	$1,004,848	$354,679	$327,334

SALES - RELATED PARTIES	497,389	465,738	346,355	123,914	124,619
TOTAL SALES	1,893,572	1,668,446	1,351,203	478,593	451,953

COST OF GOODS SOLD	1,343,160	1,139,630	999,318	317,216	317,238

COST OF GOODS SOLD - RELATED PARTIES	478,499	440,262	343,957	118,149	121,316
TOTAL COST OF SOLD	1,821,659	1,579,892	1,343,275	435,365	438,554

GROSS PROFIT	71,913	88,554	7,928	43,228	13,399

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	52,949	41,074	36,942	17,569	11,855

INCOME (LOSS) FROM OPERATIONS	18,964	47,480	(29,014)	25,659	1,544

OTHER INCOME (EXPENSE)
Interest income	6,154	3,334	4,251	2,678	866
Finance/interest expense	(51,283)	(27,843)	(23,166)	(13,666)	(9,421)
Change in fair value of derivative liabilities	15,055	(33,159)	12,821	1,476	(9,931)
Gain from debt extinguishment	-	7,331	7,169	-	4,399
Net compensation for service	876	-	-	876	-
Government grant	-	3,430	-	-	(3)
Loss on disposal of fixed assets	(9,977)	(4,643)	-	(9,977)	(4,643)
Realized income from future contracts	1,424	-	-	1,424	-
Income from equity investments	7,910	4,730	1,896	2,315	1,069
Other non-operating (expense) income, net	1,280	1,812	767	(318)	4,144
Total other (expense) income, net	(28,561)	(45,008)	3,738	(15,192)	(13,520)

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES
AND NONCONTROLLING INTEREST	(9,597)	2,472	(25,276)	10,467	(11,976)

PROVISION FOR INCOME TAXES
Current	1,267	2,155	1,424	407	(10,296)
Deferred	(3,377)	3,998	(6,835)	2,182	9,263
Total (benefit) provision for income taxes	(2,110)	6,153	(5,411)	2,589	(1,033)

NET LOSS BEFORE NONCONTROLLING INTEREST	(7,487)	(3,681)	(19,865)	7,878	(10,943)

Less: Net income (loss) attributable to noncontrolling interest	188	21,563	(8,542)	5,657	142

NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	(7,675)	(25,244)	(11,323)	2,221	(11,085)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	4,376	(369)	5,420	1,852	(195)
Comprehensive income attributable to noncontrolling interest	1,799	303	3,654	560	(31)

COMPREHENSIVE LOSS	$(1,500)	$(25,310)	$(2,249)	$4,633	$(11,311)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic & Diluted	53,113	41,860	35,381	54,704	41,860

EARNINGS (LOSS) PER SHARE
Basic & Diluted	$(0.14)	$(0.60)	$(0.32)	$0.04	$(0.26)

General Steel Holdings, Inc.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(In thousands, except per share data)

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to controlling interest	$(7,675)	$(25,244)	$(11,323)
Net income(loss) attributable to noncontrolling interest	188	21,563	(8,542)
Consolidated net loss	(7,487)	(3,681)	(19,865)
Adjustments to reconcile net loss to cash used in (provided by) operating activities:
Depreciation and amortization	41,153	33,107	22,414
Debt extinguishment	-	(7,331)	(7,169)
Bad debt allowance	326	(714)	704
Inventory written-off	1,061	(1,533)	2,204
Impairment of long-lived assets	1,747	-	-
Loss (gain) on disposal of equipment	9,977	1,213	(598)
Stock issued for services and compensation	2,479	2,063	2,723
Net income from compensation	(1,377)	-	-
Make whole shares interest expense on notes conversion	1,130	2,892	2,310
Amortization of deferred note issuance cost and discount on convertible notes	17	60	833
Change in fair value of derivative instrument	(15,055)	33,159	(12,821)
Income from investment	(9,333)	(4,730)	(1,896)
Deferred tax assets	(3,385)	4,403	(6,937)
Changes in operating assets and liabilities
Notes receivable	(18,498)	9,017	(33,064)
Accounts receivable	(8,353)	19,526	2,091
Accounts receivable - related parties	-	(19,604)	(18,275)
Other receivables	(3,210)	3,919	(2,426)
Other receivables - related parties	(42,088)	(49,637)	2,423
Inventories	(261,571)	(146,914)	29,220
Advances on inventory purchases	4,681	52,655	19,916
Advances on inventory purchases - related parties	13,782	(13,341)	7,814
Accounts payable	76,003	10,421	11,975
Accounts payable - related parties	43,071	55,445	44,725
Other payables and accrued liabilities	(1,527)	12,185	(8,828)
Other payables - related parties	30,618	(13,346)	(1,482)

Customer deposits	(24,994)	66,465	95,132
Customer deposits - related parties	23,943	(13,569)	(2,287)
Taxes payable	(18,199)	(27,332)	(22,443)
Net cash (used in) provided by operating activities	(165,089)	4,798	106,393

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquired long term investment	(2,021)	(6,597)	-
Cash proceeds from disposal of long-term investment	8,137	4,912	2,782
Cash proceeds from investment in future contracts	1,424	-	-
Payments made for treasury stock acquired	(870)	-	-
Capital contributed by noncontrolling interest	1,184	-	-
Payments made to dividend distribution	(2,855)	-	-
Long-term other receivable	-	-	(4,788)
Deposits due to sales representatives	1,431	41,370	4,782
Cash proceeds from sales of equipment	1,828	7,231	598
Advance on equipment purchases	(7,106)	1,604	(8,029)
Equipments purchase and intangible assets	(89,916)	(112,194)	(194,644)
Net cash used in investing activities	(88,764)	(63,674)	(199,299)

CASH FLOWS FINANCING ACTIVITIES:
Restricted cash	741	(61,303)	(87,121)
Notes receivable - restricted	(234,342)	-	13,158
Dividend payable	-	(2,343)	(815)
Cash received on stock issuance	-	23,090	700
Borrowings on short term loans - bank	327,807	174,290	71,057
Payments on short term loans - bank	(199,905)	(93,212)	(103,641)
Borrowings on short term loan - others	152,517	159,296	87,207
Payments on short term loans - others	(174,913)	(126,650)	(53,031)
Borrowings on short term loan - related parties	162,734	4,398	7,222
Payments on short term loans - related parties	(11,850)	-	(7,693)
Borrowings on short term notes payable	905,124	636,136	335,870
Payments on short term notes payable	(693,633)	(587,598)	(200,416)
Net cash provided by financing activities	234,280	126,104	62,497

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	2,724	(5)	1,591

(DECREASE) INCREASE IN CASH	(16,847)	67,223	(28,818)

CASH, beginning of period	82,118	14,895	43,713

CASH, end of period	$65,271	$82,118	$14,895